EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2024, relating to the consolidated financial statements of Talphera, Inc. as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Talphera, Inc., for the year ended December 31, 2023.

/s/ BPM LLP

Walnut Creek, California

May 20, 2024